HOME EQUITY ASSET TRUST 2006-6

DERIVED INFORMATION [7/10/06]

[$841,075,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2006-6

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Silent Second Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date.  Approximately 14.0% of the mortgage loans do not provide for any payments of principal in the first five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	2,024
Total Outstanding Loan Balance	$406,043,187*	Min	Max
Average Loan Current Balance	$200,614	$39,285	$1,000,000
Weighted Average Original LTV	78.4%
Weighted Average Coupon	7.55%	5.60%	10.95%
Arm Weighted Average Coupon	7.54%
Fixed Weighted Average Coupon	7.67%
Weighted Average Margin	6.17%	2.25%	8.99%
Weighted Average FICO (Non-Zero)	649
Weighted Average Age (Months)	3
% First Liens	100.0%
% Second Liens	0.0%
% Arms	92.2%
% Fixed	7.8%
% of Loans with Mortgage Insurance	0.0%

*

Approximately [$419,000,000] of the total approximately [$850,000,100] deal collateral will be comprised of loans with silent seconds.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.60 - 6.00	30	7,204,365	1.8	5.91	77.8	664
6.01 - 6.50	108	27,051,267	6.7	6.33	77.5	667
6.51 - 7.00	306	74,073,179	18.2	6.83	77.2	657
7.01 - 7.50	512	105,423,247	26.0	7.31	78.4	651
7.51 - 8.00	532	100,568,078	24.8	7.80	78.6	644
8.01 - 8.50	267	48,794,435	12.0	8.29	79.1	648
8.51 - 9.00	164	28,017,770	6.9	8.77	78.9	637
9.01 - 9.50	64	9,484,407	2.3	9.24	80.6	636
9.51 - 10.00	24	3,621,723	0.9	9.73	80.7	631
10.01 - 10.50	9	1,239,885	0.3	10.33	87.1	577
10.51 - 10.95	8	564,833	0.1	10.77	84.5	549
Total:	2,024	406,043,187	100.0	7.55	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
505 - 525	7	812,785	0.2	9.39	79.1	513
526 - 550	16	1,698,917	0.4	9.56	84.5	538
551 - 575	13	2,345,586	0.6	8.67	77.4	563
576 - 600	341	50,344,108	12.4	7.88	78.8	590
601 - 625	478	81,894,997	20.2	7.47	78.2	613
626 - 650	430	89,039,159	21.9	7.52	78.3	639
651 - 675	328	75,389,442	18.6	7.57	78.3	661
676 - 700	201	50,301,425	12.4	7.48	78.1	688
701 - 725	103	25,731,453	6.3	7.28	78.6	712
726 - 750	51	14,675,959	3.6	7.56	78.4	738
751 - 775	35	8,534,447	2.1	7.20	78.7	763
776 - 800	19	4,933,650	1.2	7.20	77.7	782
801 - 809	2	341,258	0.1	7.25	75.0	804
Total:	2,024	406,043,187	100.0	7.55	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
39,285 - 50,000	4	189,072	0.0	8.88	78.7	586
50,001 - 100,000	388	30,327,487	7.5	8.06	78.4	625
100,001 - 150,000	487	60,669,136	14.9	7.71	78.7	628
150,001 - 200,000	386	67,381,444	16.6	7.59	78.6	642
200,001 - 250,000	238	53,405,869	13.2	7.50	78.5	651
250,001 - 300,000	164	44,601,206	11.0	7.32	78.7	658
300,001 - 350,000	108	35,111,568	8.6	7.32	78.2	662
350,001 - 400,000	81	30,161,444	7.4	7.47	78.5	659
400,001 - 450,000	54	23,059,376	5.7	7.42	77.8	665
450,001 - 500,000	46	21,881,731	5.4	7.33	78.0	667
500,001 - 550,000	32	16,592,793	4.1	7.64	78.9	677
550,001 - 600,000	20	11,559,855	2.8	7.66	77.5	666
600,001 - 650,000	7	4,393,407	1.1	7.38	77.5	662
650,001 - 700,000	4	2,688,920	0.7	7.84	75.0	630
700,001 - 750,000	2	1,463,982	0.4	7.18	75.0	660
750,001 - 800,000	2	1,555,898	0.4	8.26	73.0	591
800,001 - 1,000,000	1	1,000,000	0.2	7.99	78.4	677
Total:	2,024	406,043,187	100.0	7.55	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%)	Loans	Balance	Balance	%	%	FICO
41.43 - 50.00	2	508,685	0.1	7.05	46.1	592
65.01 - 70.00	40	7,567,097	1.9	7.34	69.6	618
70.01 - 75.00	542	115,062,211	28.3	7.28	74.9	655
75.01 - 80.00	1,409	278,651,179	68.6	7.65	80.0	649
80.01 - 85.00	13	1,774,101	0.4	8.62	85.0	591
85.01 - 90.00	17	2,350,758	0.6	9.85	90.0	579
90.01 - 95.00	1	129,157	0.0	8.38	95.0	648
Total:	2,024	406,043,187	100.0	7.55	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	358	71,289,858	17.6	7.99	78.6	651
0.50	17	1,953,257	0.5	8.11	77.8	628
1.00	117	30,950,135	7.6	7.82	78.3	664
2.00	766	144,613,966	35.6	7.50	79.2	640
3.00	766	157,235,972	38.7	7.34	77.6	655
Total:	2,024	406,043,187	100.0	7.55	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	1,408	255,316,202	62.9	7.35	78.2	633
Reduced	411	100,654,795	24.8	7.94	79.2	671
Stated Income / Stated Assets	205	50,072,190	12.3	7.83	77.7	687
Total:	2,024	406,043,187	100.0	7.55	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	2,010	404,062,183	99.5	7.55	78.4	649
Second Home	1	85,556	0.0	8.88	79.9	734
Investor	13	1,895,448	0.5	8.33	79.0	679
Total:	2,024	406,043,187	100.0	7.55	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	405	139,936,461	34.5	7.30	77.8	668
Florida	177	35,811,494	8.8	7.73	78.9	651
Washington	119	23,355,759	5.8	7.46	78.0	648
Nevada	70	16,857,670	4.2	7.39	77.5	653
Colorado	110	16,175,913	4.0	7.32	79.0	632
Oregon	79	14,592,902	3.6	7.40	78.1	656
Arizona	76	14,262,729	3.5	7.67	78.2	647
Georgia	90	13,347,371	3.3	7.83	79.1	631
Ohio	104	12,273,679	3.0	7.77	79.8	628
Texas	63	7,928,954	2.0	7.90	80.1	618
New York	23	7,815,616	1.9	7.90	78.3	657
Maryland	29	7,405,439	1.8	7.51	78.2	627
Michigan	58	7,144,580	1.8	7.99	79.8	636
Tennessee	60	6,680,886	1.6	7.73	75.9	612
North Carolina	52	6,264,535	1.5	7.88	78.1	627
Other	509	76,189,201	18.8	7.82	79.1	636
Total:	2,024	406,043,187	100.0	7.55	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	1,603	321,098,255	79.1	7.59	78.6	652
Refinance - Rate Term	123	22,581,325	5.6	7.34	77.6	633
Refinance - Cashout	298	62,363,607	15.4	7.43	77.6	640
Total:	2,024	406,043,187	100.0	7.55	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	646	123,691,313	30.5	7.58	79.5	643
Arm 2/28 - Balloon 40/30	394	82,415,140	20.3	7.58	78.8	653
Arm 2/28 - Dual 40/30	41	12,359,314	3.0	7.87	80.7	659
Arm 3/27	105	17,494,925	4.3	7.66	78.9	658
Arm 3/27 - Balloon 40/30	32	6,367,797	1.6	7.65	78.1	662
Arm 3/27 - Balloon 45/30	565	127,360,327	31.4	7.44	76.8	655
Arm 5/25	5	780,121	0.2	7.11	77.2	609
Arm 5/25 - Balloon 40/30	8	1,634,265	0.4	7.20	77.2	651
Arm 5/25 - Balloon 45/30	10	2,160,882	0.5	7.37	77.2	690
Fixed Balloon 30/15	1	49,944	0.0	10.79	89.3	549
Fixed Balloon 40/30	14	3,608,025	0.9	7.69	78.8	628
Fixed Balloon 45/30	112	17,991,711	4.4	7.54	78.6	633
Fixed Rate	91	10,129,425	2.5	7.89	77.3	629
Total:	2,024	406,043,187	100.0	7.55	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	1,619	313,639,975	77.2	7.53	78.3	647
PUD	187	44,528,645	11.0	7.52	78.4	650
Condo	150	28,620,531	7.0	7.70	78.6	657
2 Family	48	13,607,663	3.4	7.74	78.5	667
3-4 Family	20	5,646,373	1.4	8.16	79.9	683
Total:	2,024	406,043,187	100.0	7.55	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.00	5	1,412,659	0.4	7.22	77.3	693
4.01 - 4.50	10	2,669,621	0.7	6.24	80.0	673
4.51 - 5.00	42	12,063,490	3.2	6.50	79.4	694
5.01 - 5.50	292	72,316,694	19.3	7.21	78.7	660
5.51 - 6.00	376	81,853,840	21.9	7.24	78.0	652
6.01 - 6.50	445	88,064,982	23.5	7.50	78.3	650
6.51 - 7.00	377	72,909,482	19.5	7.90	78.3	643
7.01 - 7.50	148	26,467,794	7.1	8.36	78.3	641
7.51 - 8.00	88	13,100,023	3.5	8.87	79.3	619
8.01 - 8.50	16	2,107,718	0.6	9.12	80.0	632
8.51 - 8.99	7	1,297,779	0.3	8.26	77.5	630
Total:	1,806	374,264,082	100.0	7.54	78.4	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
13 - 15	6	1,501,524	0.4	6.30	80.8	625
16 - 18	12	2,050,157	0.5	7.61	80.0	634
19 - 21	811	156,322,784	41.8	7.63	79.3	639
22 - 24	252	58,591,301	15.7	7.54	79.4	671
25 - 27	3	1,012,458	0.3	6.85	76.0	675
28 - 30	8	1,078,290	0.3	7.56	80.0	633
31 - 33	525	114,840,750	30.7	7.39	76.9	653
34 - 36	166	34,291,550	9.2	7.78	77.7	665
37 >=	23	4,575,269	1.2	7.27	77.2	662
Total:	1,806	374,264,082	100.0	7.54	78.4	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.10 - 11.50	5	1,496,226	0.4	6.27	78.7	663
11.51 - 12.00	49	12,351,190	3.3	6.31	77.8	659
12.01 - 12.50	121	31,570,839	8.4	6.56	77.9	665
12.51 - 13.00	293	70,849,700	18.9	6.91	77.3	657
13.01 - 13.50	460	94,198,511	25.2	7.40	78.5	654
13.51 - 14.00	434	86,146,015	23.0	7.84	78.5	646
14.01 - 14.50	216	40,084,886	10.7	8.28	79.2	646
14.51 - 15.00	132	22,523,065	6.0	8.71	78.9	636
15.01 - 15.50	57	9,199,170	2.5	9.09	80.8	638
15.51 - 16.00	28	4,423,193	1.2	9.46	80.6	627
16.01 - 16.50	6	967,713	0.3	9.76	82.6	597
16.51 - 16.95	5	453,576	0.1	10.41	81.8	573
Total:	1,806	374,264,082	100.0	7.54	78.4	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.50	1	166,000	0.0	6.38	79.8	621
5.51 - 6.00	29	6,805,255	1.8	5.91	77.7	665
6.01 - 6.50	104	25,950,961	6.9	6.35	77.5	667
6.51 - 7.00	295	72,109,951	19.3	6.83	77.2	656
7.01 - 7.50	458	94,827,877	25.3	7.31	78.5	653
7.51 - 8.00	452	89,315,566	23.9	7.80	78.6	647
8.01 - 8.50	242	46,270,640	12.4	8.29	79.2	650
8.51 - 9.00	141	25,365,796	6.8	8.77	79.0	639
9.01 - 9.50	51	8,545,014	2.3	9.24	80.8	637
9.51 - 10.00	20	3,351,374	0.9	9.73	80.8	636
10.01 - 10.50	7	1,092,702	0.3	10.33	88.6	571
10.51 - 10.95	6	462,946	0.1	10.75	84.5	550
Total:	1,806	374,264,082	100.0	7.54	78.4	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.50	2	746,700	0.2	7.37	80.0	694
2.00	263	59,492,103	15.9	7.65	79.1	647
3.00	1,533	312,322,725	83.4	7.52	78.3	652
5.00	7	1,536,554	0.4	7.21	76.9	640
6.00	1	166,000	0.0	6.38	79.8	621
Total:	1,806	374,264,082	100.0	7.54	78.4	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	1,752	363,719,109	97.2	7.53	78.4	651
1.50	47	8,686,608	2.3	8.01	80.0	645
2.00	7	1,858,366	0.5	7.37	78.0	675
Total:	1,806	374,264,082	100.0	7.54	78.4	651

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	1,827	349,185,630	86.0	7.59	78.2	647
60	194	56,350,808	13.9	7.35	79.4	667
120	3	506,750	0.1	7.34	78.3	623
Total:	2,024	406,043,187	100.0	7.55	78.4	649